Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-176104 on Form S-3 and Registration Statement Nos. 333-155685 and 333-176106 on Forms S-8 of our reports dated February 28, 2013, relating to the financial statements and financial statement schedules of Reinsurance Group of America, Incorporated and the effectiveness of Reinsurance Group of America, Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Reinsurance Group of America, Incorporated for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri

February 28, 2013